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Contact: Richard K. Hackett - V.P.                   James Stewart - V.P.
         EM Industries, Incorporated                 CN Biosciences, Inc.
         (914) 592-4660                              (619) 450-5589

For Immediate Release
---------------------

                     EM INDUSTRIES, INCORPORATED TO ACQUIRE
                              CN BIOSCIENCES, INC.

Hawthorne, New York and San Diego, California, November 19, 1998 -- EM Industries, Incorporated and CN Biosciences, Inc. (NASDAQ:CNBI) announced today that they had executed a definitive merger agreement providing for EM Industries, Incorporated's acquisition of all of the outstanding shares of CN Biosciences, Inc. for $25.00 per share in cash for a total transaction value of approximately $150,000,000.

The merger agreement provides for a cash tender offer by EM Acquisition Corp., a subsidiary of EM Industries, Incorporated, for all outstanding CN Biosciences, Inc. shares at $25.00 per share. The tender offer will be commenced within five business days. The tender offer will be conditioned upon, among other things, there being validly tendered and not withdrawn at least a majority of the outstanding shares of CN Biosciences, Inc. Any CN Biosciences, Inc. shares not purchased pursuant to the tender offer will be acquired in a subsequent merger at the same $25.00 per share cash price.

In connection with the execution of the merger agreement, EM Industries, Incorporated has entered into an agreement with the holder of approximately 39% of CN Biosciences, Inc. outstanding shares under which such holder has agreed to tender its shares in the tender offer and has granted EM Industries, Incorporated an option to acquire such shares under certain circumstances at the $25.00 per share price.

EM Industries, Incorporated is a member of the Merck KGaA Darmstadt, Germany group of companies focused on the global Pharmaceutical, Specialty Chemicals and Laboratory markets. Dr. Peter Wriede, President & CEO of EM Industries, Incorporated, said today "the merger with CN Biosciences, Inc. will strengthen Merck KGaA's position as a manufacturer of specialty products for the rapidly growing Life Sciences Reagents market. The product portfolio of CN Biosciences, Inc. closes gaps in Merck KGaA's existing biochemical reagent product line and enables the group, together with its strong European and US distribution activities (49.9% equity position in VWR Scientific Products Corporation), to solidify its position in the world laboratory market."

CN Biosciences, Inc. is engaged in the development, production, marketing and distribution of a broad array of products used worldwide in disease-related life sciences research at pharmaceutical and biotechnology companies, academic institutions and government laboratories. The Company's products include biochemical and biological reagents, antibodies, assays and research kits which it sells principally through its general and specialty catalogs under its well established brand names, Calbiochem, Novabiochem, Oncogene Research Products and Novagen.


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